Exhibit 10.1

SunOpta
bringing well-being to life

October 10, 2011

Dear Rob,

As per our discussions, I am very pleased to offer you the position of ***Vice President & Chief Financial Officer, SunOpta Inc.*** I am extremely confident that you will be very successful in this role and I look forward to working closely with you as you assume the responsibilities of this position and well into the future. I am that sure this will be a most rewarding and challenging position for you as we continue to build and position SunOpta as the global leader in natural and organic foods that drive sustainable well-being.

While we will work together to finalize a number of organizational and operating objectives and priorities, the key aspects of the Vice President and Chief Financial Officer role will be:

i. Member of SunOpta Inc. Senior Management Committee, reporting to me as President and Chief Executive Officer, located in Norval, Ontario.

ii. Ongoing financial oversight of SunOpta Inc., ensuring that accounting, financial reporting, planning, budgeting, policies, procedures, internal control procedures and systems meet the needs of management, the Board of Directors and external auditors. Responsible for treasury including banking relationships, potential equity and debt issues and active participation in investor relations in hand with myself to manage and broaden the investor and shareholder base.

iii. Strategic leadership and support to SunOpta Inc. and its operating groups, with a focus on financial and operational measurement, internal control, supporting continued development of improved operating margins and return on assets employed, working capital utilization, hedging strategies employed to mitigate operational and business risk, foreign exchange management and strategic financial engineering.

iv. Direct participation in assessment of internal growth projects and acquisition assessment including due diligence, financing options and post-acquisition financial reporting integration.

Senior operational finance positions will report directly to you including each of the SunOpta Food Group Operating Vice Presidents of Finance, the Vice President, Corporate Financial Reporting (a position that will need to be filled with your acceptance of this position), the Vice President, Treasurer and their respective reports. The CFO Opta Minerals Inc. will have a dotted line reporting relationship with you and report to the Audit Committee of Opta Minerals Inc.

STARTING DATE: To be determined – likely mid-October

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COMPENSATION:

Salary: $287,500.00 CDN per annum. Effective October 1, 2011 salaried employees will be paid bi-weekly (every other Friday). Your salary and related compensation package will be reviewed April 1, 2012.

Bonus/Short-Term Incentive: You will be entitled to a target bonus of 50% of your base salary. The short-term incentive plan is administered in line with the fiscal reporting calendar and as such you will be eligible for bonus based on the SunOpta Corporate Office Bonus Plan, which is based on a combination of return on net assets results in each of the operating groups, corporate return on equity and net earnings at the corporate level. This plan has a minimum threshold of 90% for all parameters and an upside payable at 1% of target bonus overachievement for each metric. For net earnings at a corporate level the over-achievement starts at 100% of the budget before any allowance. Bonus for 2011 will be pro-rated based on the starting date of your new position with SunOpta (January to mid-October will remain at 30% and the balance of the year at 50%). The terms of this plan are reviewed on an annual basis by the Board of Directors and are subject to change.

Long-Term Incentive: In addition to the one-time grant of employee stock options detailed below, you will be entitled to an annual long-term incentive. Currently the incentive is awarded via an annual grant of stock options which will be targeted to be equivalent to 50% of your base salary, rounded to the nearest 100 shares. The calculation of the value of the options toward the amount equivalent to 50% of your base salary will be based on the "Black-Scholes" method for determining stock option value. The actual amount of the annual options grant is at the sole discretion of the Board of Directors after considering current business performance, current share price, availability of options in the Stock Option Plan, and other factors as deemed appropriate by the Board.

One-Time Stock Option Grant: In acknowledgment of your appointment to this position, 50,000 Stock Options will be granted to you at the first scheduled Board of Directors meeting following your commencement date, the exercise price of which shall be the closing price of the Company's common shares on the last trading day prior to this meeting. These options will vest 20% per annum on the anniversary date of the grant. For greater clarity, all terms and conditions relating to these options shall be in accordance with the Company's Stock Option Plan.

RRSP: You may contribute up to 5% of your salary by payroll deduction into your individual RRSP. The Company will match your contribution into your RRSP, $1 for $1 up to 50% of the maximum applicable under the Income Tax Act in any given year (the combination of your contribution and the Company contribution reaching the maximum).

Auto Allowance: $1,000.00 per month based on an allowance paid directly to you, plus reimbursement of reasonable operating costs including insurance, gas, normal maintenance and 407 ETR fees.

Professional Fees: The Company will pay reasonable annual professional fees related to your employment.

Employee Stock Purchase Plan: You may elect to contribute between 1% and 10% of your compensation (to a max of $25,000 USD) into the Employee Stock Purchase Plan. Stock will be issued at the end of each quarterly offering period at a 15% discount to the average share price immediately before the end of the offering period.

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Benefits: Your Sun Life benefits will be changed to Executive Class which changes your life insurance coverage to 3 times your salary up to a maximum of $750,000. Extended Health and Dental coverage remain the same.

Life insurance premiums paid for by the Company are a taxable benefit and will be added to your income on your annual T4.

Enrollment in the long-term disability plan is mandatory for all employees; the plan covers up to 66% of your income if you become disabled. Premiums for disability insurance are paid directly by the employee, through payroll deduction, to ensure that any benefits received from this plan are non-taxable. You are also currently enrolled in the extra Long Term Disability program at $2,000 per month extra coverage above Sun Life.

The Company may change, add or delete benefits or coverage in the future and no such change will be considered as a substantial change to the terms of your employment or a breach of contract.

Membership Fees: You will be entitled to reimbursement of annual membership fees up to a maximum of $2,000.

Vacation: You will be entitled to four weeks vacation per annum. SunOpta's vacation period runs from January to December and all vacation must be taken in the year it is earned. No carry forward of vacation to the following year is permitted unless previously approved.

Vacation time must be scheduled in accordance with the business needs of the Company.

Travel: You will be reimbursed for all authorized travel and other out-of-pocket expenses actually and properly incurred by you in connection with your duties of employment. For all such expenses you will furnish to the Company statements and vouchers as and when required by the Company.

Reviews: Your next formal performance and compensation review will be scheduled for April 1, 2012.

Change of Control and Termination without Cause: In the event of a Change of Control of the Company (defined as 50% or more of the common shares owned by one investor group) all unvested options will immediately vest.

In addition, should material changes be proposed to your position, you will have the option to receive a lump sum severance payment equal to:

a) twelve (12) months; plus

b) an additional one (1) month per year of service (from the commencement of this agreement),

to a maximum of eighteen (18) months, of the total of your then annual base salary and annual bonus.

You shall also receive the continuation of your auto allowance, medical, dental and insurance benefits, with the exception of short and long term disability insurance, for:

a) twelve (12) months; plus

b) an additional one (1) month per year of service (from the commencement of this agreement),

to a maximum of eighteen (18) months, following the date that employment is terminated.

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In the event of termination of your employment without cause, you will receive a lump sum severance payment equal to:

(a) twelve (12) months; plus

(b) an additional one (1) month per year of service (from the commencement of this agreement), to a maximum of eighteen (18) months, of the total of your then annual base salary and annual bonus.

You shall also receive the continuation of your auto allowance, medical, dental and insurance benefits, with the exception of short and long term disability insurance, for:

(a) twelve (12) months; plus

(b) an additional one (1) month per year of service (from the commencement of this agreement), to a maximum of eighteen (18) months, following the date that employment is terminated.

For the purposes of calculating the lump sum severance payment under Change of Control or Termination Without Cause above, the bonus will be based on the higher of the average of the prorated year to date results, assuming a minimum of six (6) months have elapsed for that current fiscal year plus the preceding year bonus payout or the average bonus payout of your previous two years of employment.

SUNOPTA POLICIES

Practices & Policies: You continue to agree to be bound by and comply with all Company practices and policies whether written or not, of which you are aware, or of which you ought to be aware and such practices and policies form part of this contract of employment.

You confirm that you have read, signed and agree to abide by the terms and conditions of the attached documents, which form part of this contract of employment.

Termination of Employment: You may resign your employment with the Company upon providing at least twelve weeks advance notice of your expected last day of work. The Company has the right to waive all or part of your resignation notice in which case you will be paid salary only to your last day of work and the Company will have no liability for termination severance pay, payment in lieu therefore or damages whether at common law equity or otherwise.

The agreement arising from your acceptance of this offer will be governed by and constructed in accordance with the laws of the Province of Ontario and the laws of the Canada applicable therein.

Terms of Employment: By signing this letter you confirm your understanding and acceptance of the terms of employment.

Rob, I am very excited to have you join the SunOpta Senior Management Committee in this role and to work together to achieve the potential of SunOpta.

Yours sincerely,

Steven Bromley
President and Chief Executive Officer
SunOpta Inc.

I hereby agree to and accept the above.

Rob McKeracher

OCTOBER 11, 2011

Date